                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.


                          Commission File No. 0-19147
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                              Coventry Corporation
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            (Exact name of registrant as specified in its charter)


                           501 Corporate Centre Drive
                                   Suite 400
                           Franklin, Tennessee 37067
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

           Common Stock, $.01 par value Common Stock purchase rights
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           (Title of each class of securities covered by this Form)

                                      N/A
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or
notice date:           1
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        Pursuant to the requirements of the Securities Exchange Act of 1934, Coventry Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:    May 12, 1998                  By: /s/ Dale B. Wolf
        -----------------                  ---------------------------------
                                      Name: Dale B. Wolf
                                      Title: Senior Vice President, Chief
                                             Financial Officer and Treasurer